UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) September 28, 2007
CRAWFORD & COMPANY

(Exact Name of Registrant as Specified in Its Charter)
Georgia

(State or Other Jurisdiction of Incorporation)

1-10356	58-0506554

(Commission File Number)	(IRS Employer Identification No.)

1001 Summit Blvd, N.E., Atlanta, Georgia	30319

(Address of Principal Executive Offices)	(Zip Code)
(404) 256-0830

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On September 28, 2007 the Board of Directors of Crawford & Company (“Crawford”) named Jeffrey T. Bowman (54) as President and Chief Executive Officer of Crawford effective January 1, 2008. Mr. Bowman has been the Chief Operating Officer, Global Property & Casualty Services of Crawford since January 1, 2006. Prior to that and since April 1, 2001, Mr. Bowman was President of Crawford & Company International, Inc., heading the international operations of the Company. Prior to that and from August 1999 he was Senior Vice President, Regional Managing Director — Americas, managing the Company’s international business in all of the Americas, except the United States. Mr. Bowman has been with Crawford since 1990.
          The Company’s Board of Directors also appointed Thomas W. Crawford (64), who has been Crawford’s President and Chief Executive Officer since September 1, 2004, to the position of Chairman of the Board effective January 1, 2008. As Chairman of the Board, Tom Crawford will represent the Company with clients, prospective clients and the Company's markets generally. For his work on behalf of the Company, Tom Crawford will be compensated $400,000 during 2008. Jesse C. Crawford (58), currently the Chairman of the Board, will retain a seat on the Board and will continue as Chairman of the Executive Committee at the Board’s request. Thomas W. Crawford and Jesse C. Crawford are not related. On October 1, 2007 the Company issued a press release announcing these events, a copy of which is attached as Exhibit 99.1.
          On September 28, 2007 the Board of Directors entered into a verbal agreement with Mr. Bowman concerning certain aspects of his compensation for 2008. Mr. Bowman’s base salary for 2008 will be $700,000. His bonus will be based on performance and will be determined by the Nominating/Corporate Governance/Compensation Committee of the Board of Directors and confirmed by the full Board. The bonus will be awarded pursuant to the terms of the Company’s bonus plan, which is under development.

Item 9.01	Financial Statements and Exhibits.
     (c) Exhibits
     The following exhibit is filed herewith:

Exhibit Number	Descriptions

99.1	Press Release dated October 1, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD & COMPANY
By:	/s/ Allen W. Nelson
Executive Vice President — General
Counsel & Corporate Secretary

Dated: September 28, 2007